UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report
September 21, 2011
 (Date of earliest event reported)

Callon Petroleum Company
(Exact name of registrant as specified in its charter)

Delaware	001-14039	64-0844345
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification Number)

200 North Canal St.
Natchez, Mississippi  39120
(Address of principal executive offices, including zip code)

(601) 442-1601
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2011, Callon Petroleum Company (the “Company”) entered into a Severance Compensation Agreement (the “Agreement”) with Gary A. Newberry, Senior Vice President – Operations.  The Agreement will terminate, except to the extent that any obligation of the Company thereunder remains unpaid as of such time, upon the earliest of (1) December 31, 2011; provided, however, that, on each anniversary date thereafter (each such date, an “Anniversary Date”), the expiration date shall automatically be extended for one additional year unless, immediately prior to such Anniversary Date, either party shall have given written notice that it does not wish to extend the Agreement, but in no event shall the expiration date be earlier than the second anniversary of the effective date of a Change of Control (as defined in the Agreement); (2) the termination of Mr. Newberry’s employment with the Company based on death, Disability (as defined in the Agreement), or Cause (as defined in the Agreement); and (3) the voluntary resignation of Mr. Newberry for any reason other than Good Reason (as defined in the Agreement).

Pursuant to the Agreement, if Mr. Newberry incurs a “separation from service” from the Company (as such term is defined in final Treasury Regulations issued under Section 409A of the Code (collectively, “Section 409A”) without cause by the Company or for Good Reason by him within two years following a Change of Control (or in certain cases, prior to a Change of Control), then Mr. Newberry is entitled to a single lump-sum cash payment (payable on the date that is six months following the triggering event) in an amount equal to two times the sum of (a) the annual base salary in effect immediately prior to the Change of Control or, if higher, in effect immediately prior to the separation from service, and (b) the greater of the average bonus earned with respect to the three most recently completed full fiscal years or the target bonus for the fiscal year in which the Change of Control occurs, based on a forecast that has been approved by the Company’s Board of Directors of the results for the fiscal year in which the Change of Control occurs.  In addition, the Company must maintain at its expense until twenty-four (24) months after a separation from service all life, disability, medical, dental, accident, and health insurance coverage for Mr. Newberry.  If Mr. Newberry’s employment is terminated as a result of his death or Disability, the Company is only required to make such payments if the termination occurred within six months after a Change of Control.

The Agreement also provides that, upon a Change of Control, all stock options shall automatically become fully exercisable and all performance shares, restricted stock, stock appreciation rights and other similar rights held by Mr. Newberry shall become fully vested, provided however, that such acceleration of vesting shall not occur if it would be an impermissible acceleration under Section 409A.  If the Company cannot provide for acceleration of vesting as a result of provisions in existence prior to a Change of Control, any plan or agreement, or Section 409A, the Company must provide in lieu thereof a lump-sum cash payment equal to the total value of the outstanding and unvested stock rights as of the date of separation from service.

The Agreement incorporates a provision to provide for the possible impact of the federal excise tax on excess parachute payments. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20 percent excise tax upon the recipient and non-deductibility of such payments by the paying corporation. If any payment is subject to any excise tax under Section 4999 of the Code, the payment will be reduced so that no portion of the payment is subject to such excise tax if the net benefit payable to Mr. Newberry would be at least as much as it would have been if no reduction was made.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Title of Document

10.1	Severance Compensation Agreement, dated as of September 21, 2011, by and between Gary A. Newberry and Callon Petroleum Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Callon Petroleum Company
(Registrant)

September 21, 2011	By: /s/ B. F. Weatherly
B. F. Weatherly
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Title of Document

10.1	Severance Compensation Agreement, dated as of September 21, 2011, by and between Gary A. Newberry and Callon Petroleum Company.